Financial Security Assurance Holdings Ltd.
          Computation of the Ratio of Earnings to Fixed Charges and the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                        (in thousands except for ratios)

               The information appearing below presents historical
                 consolidated financial results for the Company

                                                                 Year Ended December 31,
                                                                 -----------------------
                                             1994       1995        1996          1997           1998
                                             ----       ----        ----          ----           ----
Earnings:
  Income before income taxes               $78,290     $75,042     $109,771      $138,499      $159,746
  Interest Expense                             536          57        2,166         5,325        10,625
  Portion of rental expense deemed to
    be interest (1)                          1,024       1,030        1,042         1,077         1,173

      Earnings                             $79,850     $76,129     $112,979      $144,901      $171,544
Fixed Charges:
  Interest Expense                         $   536     $    57     $  2,166      $  5,325      $ 10,625
  Portion of rental expense deemed to
    be interest (1)                          1,024       1,030        1,042         1,077         1,173

      Fixed Charges (2)                    $ 1,560     $ 1,087     $  3,208      $  6,402      $ 11,798

Preferred Stock Dividends                  $     0     $     0     $      0      $      0      $      0

Ratio of Earnings to Fixed Charges              51.2        70.0         35.2          22.6          14.5

Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends                                     51.2        70.0         35.2          22.6          14.5

(1) One third of rental expense is estimated to be representative of the interest factor.

(2)   The Company had no capitalized interest for the periods presented.